EXHIBIT 99.1

500 Linden Oaks
Rochester, New York 14625

FOR IMMEDIATE RELEASE

CONTACT:	Company Contact:
Molly Henderson
Chief Business and Financial Officer
500 Linden Oaks
Rochester, New York 14625
(585)249.6231

VIRTUALSCOPICS REPORTS SECOND QUARTER 2008 RESULTS
2008 First Half Revenues Increased 20% over 2007

ROCHESTER, NY – August 12, 2008 – VirtualScopics, Inc. (NASDAQ: VSCP), a leading provider of quantitative imaging for clinical trials, announced today that revenues for the first half of 2008 rose to nearly $3.4 million, a 20% increase over prior year’s comparable period. Revenues for the second quarter ended June 30, 2008 were over $1.7 million compared to $1.5 million in the second quarter of 2007. The gross margin for the second quarter of 2008 was 41% compared to 37% in the second quarter of 2007, leading to a 25% improvement in gross profit. Operating loss for the quarter ended June 30, 2008 was $866,727 compared to $1,065,066 for the prior year’s comparable period.

“We are very pleased by the growth in revenue and gross margin through the first half of 2008 which we believe further validates our operating model,” stated Jeff Markin, president and chief executive officer of VirtualScopics. “These improvements in quarterly performance coupled with the greater than $20,000,000 in project backlog gives us confidence in the strength and demand of our business and the services we offer in the marketplace.” He added, “We fully anticipate this momentum to continue as we execute on our operating and financial plans for 2008.”

Jeff Markin and Chief Business and Financial Officer, Molly Henderson will provide a business update and discuss these results during the conference call on Wednesday, August 13, 2008 at 11:00 a.m. EDT. Interested participants should call 877-407-0778 when calling within the United States or 201-689-8565 when calling internationally. There will be a playback available until September 13, 2008. To listen to the playback, please call 877-660-6853 when calling within the United States or 201-612-7415 when calling internationally. For the replay, please use account number: 286, conference ID number: 293002

About VirtualScopics, Inc.
VirtualScopics, Inc. is a leading provider of imaging solutions to accelerate drug and medical device development. VirtualScopics has developed a robust software platform for analysis and modeling of both structural and functional medical images. In combination with VirtualScopics’ industry-leading experience and expertise in advanced imaging biomarker measurement, this platform provides a uniquely clear window into the biological activity of drugs and devices in clinical trial patients, allowing sponsors to make better decisions faster. For more information about VirtualScopics, visit www.virtualscopics.com.

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Forward-Looking Statements
The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby. These forward-looking statements include, but are not limited to, statements regarding the expected benefits of the Company’s investment in infrastructure and new customer contract signings and awards in 2008 and/or statements preceded by, followed by or that include the words “believes,” “could,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “projects,” “seeks,” or similar expressions. Forward-looking statements deal with the Company’s current plans, intentions, beliefs and expectations. Investors are cautioned that all forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Many of these risks and uncertainties are discussed in the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007 filed with the Securities and Exchange Commission (the “SEC”), and in any subsequent reports filed with the SEC, all of which are available at the SEC’s website at www.sec.gov. These include without limitation: the risk of cancellation or delay of customer contracts or specifically as it relates to contact awards, the risk that they may not get signed. Other risks include the company’s dependence on its largest customers and risks of contract performance, protection of our intellectual property and the risks of infringement of the intellectual property rights of others. All forward-looking statements speak only as of the date of this press release and the Company undertakes no obligation to update such forward-looking statements.

-Financial tables to follow-

VirtualScopics, Inc.
Condensed Consolidated Statements of Operations (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007

Revenues	$1,733,299	$1,536,287	$3,367,402	$2,814,692
Cost of services	1,021,536	967,839	2,051,520	1,768,358
Gross profit	711,763	568,448	1,315,882	1,046,334
	41%	37%	39%	37%
Operating expenses:
Research and development	212,825	380,965	464,654	787,919
Sales and marketing	384,237	193,163	673,111	405,279
General and administrative	580,435	601,615	1,074,876	1,205,633
Stock based compensation expense	284,228	339,278	687,291	745,482
Depreciation and amortization	116,765	118,493	234,332	236,205
Total operating expenses	1,578,490	1,633,514	3,134,264	3,380,518
Operating loss	(866,727)	(1,065,066)	(1,818,382)	(2,334,184)
Other income (expense)
Interest income	17,002	43,167	45,727	92,537
Other expense	(1,385)	(1,253)	(2,968)	(3,231)
Total other income	15,617	41,914	42,759	89,306
Net Loss	$(851,110)	$(1,023,152)	$(1,775,623)	$(2,244,878)

Series B preferred stock cash dividend	84,520	-	169,760	-

Net loss attributable to common stockholders	$(935,630)	$(1,023,152)	$(1,945,383)	$(2,244,878)
Net loss per share
Basic and diluted	$(0.04)	$(0.04)	$(0.08)	$(0.10)
Weighted average shares used in computing net loss per share
Basic and diluted	23,358,625	23,001,334	23,302,346	22,986,880

VirtualScopics, Inc.
Condensed Consolidated Balance Sheets

	June 30, 2008	December 31, 2007
	(unaudited)
Assets

Current assets
Cash and cash equivalents	$3,238,820	$3,955,835
Restricted cash	200,076	455,583
Accounts receivable	918,363	648,300
Prepaid expenses and other assets	282,027	306,301
Total current assets	4,639,286	5,366,019
Patents, net	1,941,489	1,948,785
Property and equipment, net	455,660	542,679
Other assets	218,552	323,533
Total assets	$7,254,987	$8,181,016

Liabilities and Stockholders' Equity

Current liabilities
Accounts payable and accrued expenses	$729,247	$626,693
Accrued payroll	384,109	221,013
Unearned revenue	212,941	279,275
Total current liabilities	1,326,297	1,126,981

Commitments and Contingencies	-	-

Stockholders' Equity
Preferred stock, $0.001 par value; 15,000,000 shares authorized;
8,400 shares designated Series A; issued and outstanding: 3,976 at June 30, 2008, 4,001 at December 31, 2007	4	4
6,000 shares designated Series B; issued and outstanding: 4,226 at June 30, 2008, 4,230 at December 31, 2007	4	4
Common Stock, $0.001 par value; 85,000,000 shares authorized; issued and outstanding: 23,459,852 at June 30, 2008 and 23,225,664 at December 31, 2007	23,460	23,226
Additional paid-in capital	16,266,168	15,616,124
Accumulated deficit	(10,360,946)	(8,585,323)
Total stockholders' equity	5,928,690	7,054,035
Total liabilities and stockholders' equity	$7,254,987	$8,181,016